Exhibit 10.16

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EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 7, 2017 (the “Effective Date”) by and between Heart Test Laboratories, Inc., a Texas corporation with principal offices at 1301 Solana Blvd, Suite 1527, Westlake, TX 76262 (“HTL”, “Company” or “Employer”) and Mark Hilz whose primary residence is 528 East Hickory Ridge Circle, Argyle, Texas 76226 (“you” or “Employee”).

Employee has been employed by Employer for an extended period and the Parties wish to formalize the terms of such employment. This Agreement shall represent an employment contract for the purposes of section 3 (b) (i) of the Restricted Stock Agreement for Series B Convertible Preferred Stock between you and the Company;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Employment. You and Company desire to formalize an employment relationship by means of this Agreement. Company, hereby employs you subject to the terms hereof, and you hereby accept such employment upon such terms as of the Effective Date.

2.

Confidentiality. Employee recognizes that the Company has expended and will continue to expend substantial time, money and effort in developing formulas, patterns, designs, compilations, programs, devices, methods, techniques, processes, training, intellectual property, and general knowhow that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Company possesses valuable information, including information about customers, dealers and suppliers, and among other things, about their technical problems and needs, purchasing habits, and procedures, all resulting in a great deal of customer goodwill. Company owns financial records, contracts, marketing and strategic plans, intellectual property, and other valuable information. For purposes of this Agreement, all such items and information, as well as the information defined as “Confidential Information” in the CONFIDENTIALITY, INVENTION ASSIGNMENT, NON-SOLICITATION AND NO-HIRE AGREEMENT (“Confidentiality Agreement”) (required to be executed by you concurrently herewith) are owned by Company and hereafter referred to in this Agreement as “Trade Secrets and Confidential Information.”

a.	You will, in the course of your employment, be personally entrusted with and exposed to Company’s Trade Secrets and Confidential Information.

b.

Company, during the term of this Agreement and after its termination, will be engaged, throughout the world, in the highly competitive Healthcare industry, in which many firms, including Company, compete.

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c.	You could, after having access to Company’s Trade Secrets and Confidential Information, become or be employed by a competitor.

d.

Company will suffer great loss and irreparable harm if you were to separate your employment and thereafter participate, directly or indirectly, as a consultant, employee, manager, officer, director or in any other capacity in any business or venture in competition with Company, or if you at any time (during or after your employment) disclose Company’s Trade Secrets and Confidential Information.

e.

It is Company’s policy that you should have no investment in or relationship with an outside organization that might affect the independence of your judgment in performing your duties or in any way conflict with the best interests of Company. The company shall allow an Employee or any of his affiliates to purchase or hold an aggregate equity interest of up to 1% in any publicly-traded company which is in competition with Employer.

f.	Employee agrees to execute a Heart Test Laboratories, Inc., CONFIDENTIALITY, INVENTION ASSIGNMENT, NON-SOLICITATION AND NO-HIRE AGREEMENT “Confidentiality Agreement” as a condition of employment.

3.

Term of Employment. UNLESS EARLIER TERMINATED PURSUANT TO SECTION 4 BELOW, THE TERM OF THIS AGREEMENT SHALL COMMENCE AS OF THE DATE IN ATTACHMENT “A”, AND SHALL RUN FOR ONE (1) YEAR THEREAFTER; PROVIDED, HOWEVER, THAT THE TERM SHALL AUTOMATICALLY RENEW FOR AN ADDITIONAL ONE-YEAR PERIOD AT THE END OF THE ORIGINAL ONE-YEAR TERM AND ANY ADDITIONAL ONE-YEAR TERM, UNLESS EITHER PARTY GIVES WRITTEN NOTICE TO THE OTHER PARTY, AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE APPLICABLE TERM, OF SUCH PARTY’S TERMINATION OF THIS AGREEMENT AT THE END OF THE APPLICABLE TERM. AS USED HEREIN, “TERM” SHALL MEAN THE ORIGINAL TERM AND ANY ADDITIONAL RENEWAL TERM(S).

4.	Termination. This Agreement and the employment relationship created hereby shall terminate upon the occurrence of any of the following events (each, a “Termination Event”):

a.	The expiration of the Term;

b.	The death of Employee;

c.	The Excessive Absence (as hereinafter defined) of Employee;

d.	Written notice to Employee from Employer of termination for Just Cause (as hereinafter defined);

e.	Written notice to Employee from Employer of termination for any reason other than subparts (b), (c) or (d) in this Section 4 above;

f.	Written notice to Employer from Employee of termination for any reason other than subpart (g) in this Section 4 below;

g.	Written notice to Employer from Employee of termination for Constructive Termination (as hereinafter defined) and Employer does not cure the breach within the time periods required; or

h.	Written notice from either party for any reason in the 18 months following a Change of Control (as hereinafter defined).

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(i) In the event of the termination of Employee’s employment pursuant to (b), (c), (d) or (f) in this Section 4 above, then Employee shall be entitled to compensation (as provided for in Exhibit A) not yet paid, for the period up to the date of such Termination Event, as follows: (i) base salary; (ii) his pro rata share of any bonus, calculated and paid at the end of the bonus scheme period, that would otherwise have been earned and be payable had he continued to be employed by the Company; (iii) health insurance; and (iv) other benefits.

(ii) In the event of the termination of Employee’s employment pursuant to (a), (e), (g) or (h) in this Section 4 above, then Employee shall be entitled to compensation (as provided for in Exhibit A) payable for a period of twelve (12) months as if no Termination Event had occurred as follows: (i) base salary; (ii) the greater of: (a) one times base salary; and (b) his share of any bonus calculated and paid at the end of the bonus scheme period, that would otherwise have been earned and be payable had he continued to be employed by the Company; (iii) health insurance; and (iv) other benefits.

The Employee’s right to compensation under Section 4 (ii) above will be waived by the Employee unless the Employee has signed a general release in favor of the Company in the form set out in Exhibit C within 21 days of the Termination Event. In the event that the Employee does not sign such general release then compensation shall be calculated on the same basis as Section 4 (i) above.

For purposes of this Section 4 the following terms have the following meanings:

(a) ”Constructive Termination” shall mean: (i) a material reduction in Employee’s duties and responsibilities without Employee’s consent; (ii) an action by the Employer which undermines or renders unfeasible the Employee’s ability to undertake or fulfil the role in an effective manner; (iii) any breach by Employer of any of the material terms of, or the failure to perform any material covenant contained in this Agreement, and following written notice thereof from Employee to Employer, Employer does not cure such breach or failure within fifteen (15) days thereafter; provided, however, that Employer will not be entitled to cure any such breach or failure more than one time in any consecutive three month period; or (iv) a reduction in Employee’s compensation without Employee’s prior written consent.

(b) ”Excessive Absence” of Employee shall mean her inability, for whatever reason, to perform his duties under this Agreement for a continuous period of 60 days or for 120 days out of a continuous period of 240 days.

(c) ”Just Cause” shall mean (i) Employee’s conviction of a felony or commission of any act of fraud, moral turpitude or dishonesty, (ii) an intentional, material violation by Employee of a statutory or fiduciary duty not corrected within ten days after written notice from Employer, (iii) any material breach by Employee of any of the terms or conditions of, or the failure to perform any material covenant contained in, this Agreement and Employee does not cure such breach or failure within ten days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this sub-clause (iii) more than one time in any consecutive three (3) month period, or (iv) the violation by Employee of reasonable instructions or policies established by Employer with respect to the operation of its business and affairs or Employee’s failure to carry out the reasonable instructions of the Board of Directors, and following notice thereof from Employer to

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Employee, Employee does not cure any such violation or failure within ten days following notice from Employer; provided, however, that Employee will not be entitled to cure any breach or failure under this sub-clause (iv) more than one time in any consecutive three (3) month period.

(d) ”Change of Control” shall mean a change of control of HTL being: (i) the sale of all or substantially all the assets of the Company; (ii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; (iii) any change in the ownership of more than fifty percent (50%) of the voting capital stock of HTL in one or more related transactions; or (iv) the Employee ceasing to be a director for the Company for any reason other than the resignation by the Employee of his director position.

5.

Compensation. In consideration of the services provided by you to Company under the terms of this Agreement, Company will pay you starting on your actual Start Date the compensation as set forth in Exhibit “A”. The Company will undertake an independent benchmarking review of compensation of the Employee prior to an initial public offering of HTL or by May 1, 2018 if earlier.

6.	Duties and Responsibilities.

a.

Duties. Subject to the power of the Board of Directors to hire and/or remove officers and employees, Employee shall continue to serve as President and CEO of Employer, and shall perform, faithfully and diligently, the services and functions relating to such position or otherwise reasonably incident to such position as may be designated from time to time by the Board of Directors of the Employer. Employee shall report directly to the Board of Directors. Employee shall be based in the Dallas/Fort Worth Metroplex, but shall travel as required by his duties under this Agreement.

b.

Full Time and Attention. During your employment, you will devote your best efforts and entire time, attention and energy to the business of Company. Employee shall not provide services or conduct activities for or related to any other business(es) unless approved by the Board of Directors. The initial approved outside businesses and related activities will be listed in Exhibit “B”.

c.

Compliance with Company Rules, Policies and Procedures. During the employment, you will, at all times, comply with all of Company’s rules, policies and procedures, including but not limited to those regarding employment and confidentiality,.

d.

Legal Obligations Owed to Others. You represent and warrant to Company that this Agreement, the performance of your obligations under this Agreement or the employment relationship between Company and you under this Agreement does not and will not violate or conflict with (i) any of the following agreements or restrictive covenants: employment, non-competition (as pertaining to being employed by a competitor), non-solicitation (as pertaining to customers, employees, or independent contractors), no-hire (as pertaining to employees or independent contractors), non-interference (as pertaining to employees, agents or servants) or confidentiality (as pertaining to trade secrets and other confidential information); and (ii) any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency, or any other obligation to which you are subject. To the extent

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you are subject to any of the foregoing restrictions or agreements, you represent and warrant to Company that you have provided such documents to the Company’s Employee Services prior to the offer of employment being made to you. You also represent and warrant to Company that you will not use or disclose the trade secrets or other confidential information of former employers or other persons or entities in connection with your employment by Company and that you will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity.

7.

Fiduciary Duties. You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company. You agree that you will not act or will not fail to act in any manner that would injure the business, interests, or reputation of Company or any of its affiliates. Additionally, you agree to immediately disclose to the Board of Directors or Chairman of the Board all information and business opportunities pertaining to the business of Company and any of its affiliates learned of by you while employed by Company and not to appropriate for your benefit or that of any third party such opportunities or information.

8.

Dishonesty by Others. If at any time you become aware, or believe, that any other employee, agent or servant of Company, or any third party, is or appears to be (a) removing, concealing, transferring or using any property or funds of Company for the benefit of anyone other than Company or is otherwise not authorized by Company to do so, or (b) divulging, providing or otherwise disseminating in any manner not authorized by Company any of Company’s Trade Secrets and Confidential Information to any third person not authorized by Company to possess such Trade Secrets and Confidential Information, you will immediately communicate your knowledge or belief as to such matters to the Chairman of the Board of the Company.

9.

Restrictive Covenants. You agree that the following covenants are reasonable and necessary to protect Company’s interests, including but not limited to its client and vendor relationships, competitive position, Trade Secrets and Confidential Information, and therefore agree to the following covenants which are agreed to be ancillary to the Confidentiality Agreement to be executed by you concurrently herewith. You agree as follows:

a.

That certain Confidentiality Agreement entered into by and between Company and you is incorporated herein by reference for all pertinent purposes and such Confidentiality Agreement and all of its terms and provisions will be deemed a part hereof and will be enforceable hereunder separate and distinct from its enforceability as a separate agreement (e.g., it will be enforceable as a separate and distinct agreement as well as being enforceable as a part hereof); and

b.

You further agree that you will not, while at any time employed by Company and for a period of twelve (12) months following the termination of such employment, whether as an individual, or in any capacity, directly or indirectly do the following:

i.	Solicit or sell or participate in any way concerning the sale or development of products or services, similar to Company’s products or services, to any customer or client;

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ii.

Request, advise, induce or attempt to request, advise, or induce any distributor, vendor, representative, agent or contractor of Company to terminate, modify, curtail, or alter its business relationship with Company;

iii.	Request, advise, induce or attempt to request, advise, or induce any of Company’s customers or clients to terminate or in any way modify, curtail, or alter its business relationship with Company;

iv.

Request, advise, solicit, divert or take away, or attempt to request, advise, solicit, divert or take away, from Company, any individuals or entities, who were with Company as an employee, consultant or independent contractor within twelve (12) months preceding your Termination Date; and

v.	Be employed, advise or participate in any way concerning another ECG manufacturer or company involved in the sale or development of products or services similar to Company’s products or services.

c.

You further agree that enforcement of the above Sections 9(b)(i) through (v), inclusive, is the only practical means of enforcing Section 9(a), above, and of enforcing the Confidentiality Agreement. You agree that enforcement of Sections 9(b)(i) through (v), inclusive, is necessary to protect Company’s goodwill and other business interests. You further agree that Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any of the obligations under Sections 9(b)(i) through (v), inclusive. Accordingly, you agree that Company will be entitled to injunctive relief against any breach or prospective breach by you of your obligations under Sections 9(b)(i) through (v) inclusive. Nothing herein will be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from you. In the event of a violation or attempted violation of Sections 9(b)(i) through (v) inclusive, you agree that an amount of time equal to the time period during which a violation exists will be added to the duration of the restrictions in Sections 9(b)(i) through (v) inclusive.

d.

Sections 9(a) and (b)(i) through (v), inclusive, will be deemed ancillary to the Confidentiality Agreement. You agree that all of the provisions of this Agreement and the Confidentiality Agreement are valid and enforceable as written and according to their terms. The obligations of Company hereunder will not apply to any of its parents, subsidiaries, or affiliates.

e.

You agree to notify any prospective employer of the existence and terms of this Section 9, prior to acceptance of employment. Company may inform any person or entity subsequently employing you, or evidencing an intention to employ you, of the existence of this Agreement, the terms hereof, and provide to that person or entity a copy of this Agreement.

10.

Assignment. Company may assign this Agreement at any time without notice (but you cannot). This Agreement is personal to you and no individual or entity will have any interest in same except you, personally, on the one hand, and Company and its subsidiaries, affiliates, successors, assigns or its associated companies, on the other hand.

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11.

Non-Waiver. The failure of Company at any time to enforce any provision hereof will never be construed to be a waiver of such provision or of the right of Company to enforce each and every provision hereof at any time. No course of dealing between Company and you will be implied as a waiver by Company of any provision of this Agreement.

12.

Savings Clause. The provisions of this Agreement are severable. In the event any paragraph, provision or clause, or any combination of same hereof will be found or held to be unenforceable at law or in equity, or under any ordinance, statute or regulation, such finding or holding will not in any way affect the other paragraphs, provisions and clauses which will remain in full force and effect. In the event any paragraph, provision or clause , or any combination of same hereof will not be enforceable in accordance with its terms, Company and you agree that such paragraph, provision, or clause will be reformed to make such paragraph, provision, or clause enforceable in a manner which provides Company the maximum rights permitted at law.

13.

Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, your employment or director position with the Company, other than under Section 6 or the Confidentiality Agreement, shall be determined by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association. The place of arbitration shall be Dallas, Texas. This Agreement shall be exclusively construed, applied and performed, per the internal laws of the state of Texas, U.S.A. Judgment on any award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction . The arbitration provision in this section 13 shall survive if this Agreement should be adjudged null and void or should be canceled or terminated for any reason.

14.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in a county as determined by the Company and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding. You hereby consent to the exclusive venue and personal jurisdiction of said court with respect to any litigation arising from this Agreement or your employment with Company.

15.

Construction. Each party hereto acknowledges and agrees that it has had the opportunity to consult with its own legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other party hereto in connection with the negotiation, execution and delivery of the Agreement. Accordingly, the parties hereto agree that the rule of contract construction that an agreement will be construed against the drafter will have no application in the construction or interpretation of this Agreement. For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, the neuter gender shall include the masculine and feminine genders; and (iii) the words include and including, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words without limitation.

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16.

Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Employee shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Employee’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

17.

Consideration for This Agreement. In consideration for the covenants and promises made by you in the recitals to this Agreement and in Sections 2, 9, 18 and 22 herein, the sufficiency of which you hereby acknowledge, Company will employ you as set forth herein. You acknowledge that your execution of this Agreement and your agreement to the covenants contained in Sections 2, 9, 18 and 22 herein are integral to Company’s agreement to employ you on these terms and, without such agreements, covenants and promises by you, Company would not employ you on these terms.

18.

Non-Disparagement, Defamation and Privacy. Director will refrain, both during and after termination of the Directorship from publishing, promoting, uttering or otherwise disseminating any oral or written statements about Company or its officers, directors, employees, agents or representatives that are disparaging, derogatory, slanderous, libelous, or otherwise defamatory; or that disclose private or confidential information about Company or its business affairs, officers, directors, employees, agents, or representatives that you know or should know is materially injurious to Company; or that place Company or any of its officers, directors, employees, agents or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company or its officers directors, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by any court of competent jurisdiction. The rights afforded Company under the provision of this Section 18 are in addition to any and all rights and remedies otherwise afforded by law or by this Agreement.

19.

Entire Agreement. This Agreement (including all written amendments and modifications hereto and all documents ancillary hereto) constitutes the entire agreement and understanding between the parties and it is expressly agreed that no representations, promises, warranties or understandings, express or implied, other than set forth herein or referred to herein, will be binding on either party. The Confidentiality Agreement is ancillary to this Agreement. None of the provisions hereof will be waived, altered or amended unless in writing signed by the parties.

20.

Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2, 4, 9, 10, 11, 12, 13, 14, 16, and 18 of this Agreement and the Confidentiality Agreement shall survive any termination, for whatever reason, of Employee’s employment under this Agreement.

21.

Counterparts. You and Company agree that this Agreement may be executed in any number of counterparts, and in that event, each counterpart will be deemed a complete original and all counterparts will constitute a single agreement.

22.	Your Certification. YOU HEREBY CERTIFY THAT:

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a.	YOU RECEIVED A COPY OF THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT FOR REVIEW AND STUDY BEFORE YOU WERE ASKED TO EXECUTE THEM;

b.	YOU HAVE READ SUCH AGREEMENTS CAREFULLY;

c.	YOU HAVE BEEN AFFORDED THE OPPORTUNITY TO DISCUSS AND REVIEW THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE;

d.	YOU UNDERSTAND WHAT YOUR RIGHTS ARE UNDER THE AGREEMENTS AS WELL AS YOUR OBLIGATIONS;

e.	YOU HAVE READ AND UNDERSTAND EACH AND EVERY PROVISION OF THE AGREEMENTS AND DO HEREBY ACCEPT AND AGREE TO THE SAME; AND

f.	YOU ARE EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY COMPANY OR ANYONE ELSE.

IN WITNESS WHEREOF, you have, on the date set forth below, affixed your hand and Company has caused this Agreement to be executed by a duly authorized person, on the date set forth below.

Employee:

Date: 3/7/2017	By	/s/ Mark Hilz
IF07Di/FA6684F 1
Mark Hilz

Heart Test Laboratories, Inc.

Date: 3/7/2017	By	/s/ Andrew Simpson
Andrew Simpson
Executive Chairman

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